Exhibit 10.15

LEASE AGREEMENT

This Lease Agreement is entered into on this the 1st October 2019.

BY AND BETWEEN:

Mr. Ketan Sharma (PAN No. BBGPS1787Q & Aadhaar no. 235848517619) S/O Mr. Suresh Kumar Sharma, R/O #996, Phase -3B2, Sector—59 Mohali (Punjab) hereinafter referred to as the “LESSOR” (which term shall unless it be repugnant to the context or meaning thereof mean and include all his, executors, administrators, legal representatives, legal heirs, nominees and assigns) of the One Part.

AND

iNVERTEDi IT Consultancy Private Limited, a company incorporated under the Companies Act, 1956, having office at Unit 414, 4th Floor, Bestech Business Tower A, Sector—66, Mohali (PAN No. AACCI9671A) represented by its Authorized Signatory Mr. Suresh Kumar Sharma, Director hereinafter referred to as the “LESSEE” (which term shall unless it be repugnant to the context or meaning thereof mean and include its successors in interest, legal representative’s, liquidators, Executors and permitted assigns) of the Other Part;

WHEREAS:

A.

Mr. Ketan Sharma is the full-fledged and lawful owner in of Unit no. 201, 2nd Floor, admeasuring Approx Super Area 2000 Sq, ft. in Bestech Business Tower -B, Bestech Square, Sector -66 Mohali hereinafter referred to as the absolute & legal owner.

B.

The LESSORS have bought a constructed unit of office space an IT complex along with facilities and amenities on land measuring 6 acres out of total project land comprised of 10.032 acres under the name and style known as “Bestech Business Towers” (hereinafter referred to as the “said Complex/IT Complex”,) situated in Sector 66, Mohali, Punjab.

C.

The Part Occupation/Completion Certificate with respect to Block A of the IT complex has been issued vide Memo No. GMADA/DTP/D.M./2015/300 dated February 2, 2015 by Additional Chief Administrator, GMADA, Sahibzada Singh Nagar. The IT space subject matter of this Conveyance Deed has fallen to the allocation of the DEVELOPER and accordingly, the LESSORS are competent and entitled to execute the present LEASE Deed in favour of the LESSEE pertaining to the area in question.

D.

The LESSOR is the owner of a premises admeasuring about 2000 sq. ft. super area on the 2nd floor of Tower B, unit number: B-201, Bestech Business Tower (hereinafter referred to as the “Demised Premises/Schedule Premises”), as more particularly described in Annexure I.

E.

The LESSOR represents that the Demised Premises can be used for IT it/ITesits purposes by the LESSEE, in terms of laws/rules/plans, as may be enforced by the Central/State/local Governmental Authorities/Bodies;

F.

On the assurances and after verifying representations and warranties of the LESSOR, the LESSEE has agreed to take on lease the Demised Premises and the LESSOR has agreed to lease the Demised Premises to the LESSEE .

G.

The LESSEE has, simultaneously with the execution of this Lease Deed executed an agreement for providing Maintenance and Services (“Maintenance Agreement”) with M/s. Park View Facilities Pvt. Ltd (Maintenance Agency), for the purpose of providing maintenance and other services, to the Demised Premises on the terms and conditions set out therein. The Maintenance Agreement is co-terminus and co-extensive with the Term(s) of Lease specified hereunder;

H.	The LESSOR having consented to create lease for the Demised Premises in favour of the LESSEE and the parties having mutually agreed on the terms and conditions of the lease, as set out herein under;

RECITALS

i)

By a space buyer agreement dated 1st October2019 executed in favor of the Lessor herein, the Lessor became the owner in possession of the immovable property bearing office space at Bestech Business Towers, Sec 66, Mohali, on 2nd floor of the building, measuring a super area of 2000 Sq. Ft. (Approx.), and more particularly described in the schedule hereunder (herein after referred to as the Schedule Premises/Property).

ii)

AND WHEREAS the Lessee is carrying on the business and is desirous of using the scheduled premises for its business use i.e. running of its l.T Office from the scheduled premises on the terms and conditions herein contained and hence these presents.

iii)

The Lessor has agreed to give scheduled premises and the Lessee has agreed to take possession of the Schedule property for a period of 2 years on the terms and upon the conditions agreed to between the parties herein.

iv)	The parties are now desirous of recording the terms and conditions agreed to by and between them.

NOW THIS AGREEMENT WITNESSETH AND IT IS AGREED BY AND BETWEEN THE PARTIES THERETO AS UNDER:

1.	REPRESENTATION AND WARRANTIES:

1.1.

The Lessor represents and warrants that they are the absolute owner in possession of the schedule premises at Bestech Business Towers, Sector—66, Mohali on 2nd floor of the building, measuring a super area of 2000 Sq. Ft. (Approx.) and that the same is free from all encumbrances and all the civic amenity charges till date have been paid and that there are no dues to any authority as of today and it shall continue to comply with all its obligations and keep the Lessee indemnified and saved harmless of all losses, costs, investigation and damages arising from any defect in the title of the Lessor.

1.2.

The Lessor further represents and warrants that the Building has been constructed in accordance with the approved Building Sanction Plans, and that there are no deviations from the approved Building Sanction Plans. Further, in the event that any notice of demolition shall be received from any authority, it shall be the sole liability and responsibility of the Lessor to deal with and regularize such construction at its own cost. Notwithstanding, lessee has been provided the copies of completion and occupancy certificate issued by the municipal authorities/authority for the building of which scheduled property is part and have satisfied themselves with the title of LESSOR and approvals granted by municipal authorities/authority.

1.3.

The Lessor represents and warrants that applicable commercial taxes in respect of the schedule premises have been duly paid, that the schedule premises are authorized for commercial use (IT and ITes), and that the Lessee shall be able to carry on the business of operating its I.T Office from the Schedule Premises, without any hindrance, disturbance or interruption subject to obtaining necessary license / permission etc. from concerned authorities.

1.4.	The Lessor is duly authorized to give the premises on Lease in the manner set out herein.

1.5.

The Lessee shall have exclusive right to use the premises during the subsistence of this agreement as per the terms and conditions of this Agreement and that the Lessee shall be entitled to peaceful possession and quite enjoyment of the Schedule Premises during the subsistence of this Agreement.

2.	EFFECTIVE DATE, TERM AND RENEWAL:

2.1.	The Lessor has agreed to give on Lease and the Lessee has agreed to take on Lease the Schedule Premises for a period of 2 years from the effective date i.e. 1st Oct 2019.

2.2.

The first Twenty Four (24) months from the Lease commencement date shall constitute the Lock in Period. (Referred to as “Lock-in-period”). The LESSEE can terminate the Lease Deed after expiry of Lock in Period by giving three (03) months prior notice to the LESSOR. The LESSEE shall not be entitled to terminate/surrender the Lease, except for reasons set out in Clause 9, during such Lock-in-period. In the event of the LESSEE terminating/surrendering the Lease prior to the expiry of the Lock in Period (for reasons other than those specified in Clause 9, the LESSOR shall be entitled to receipt of Lease Rent and applicable taxes for the unexpired portion of the Lock-in-Period from the LESSEE.

2.3.	The parties may thereafter, agree to renew the Lease on such terms and conditions as shall be mutually acceptable to them.

2.4.

Before the expiry of the initial Lease term of Two (02) years of the Lease, in the event, the parties intend to renew the Lease, the LESSEE may give a notice to the LESSOR three (03) months prior to the expiry of the initial Lease Term of Two (02) years.

2.5.	In case the Lease is extended beyond a period of Two (02) years, the LESSEE would commence paying the Lease Rent and other charges as per the terms and conditions of the Renewed Lease Deed.

2.6.

In case, the Term of the Lease is not renewed or upon early termination or expiry of the Lease Deed, the LESSEE shall hand over vacant peaceful, physical possession of the Demised Premises in original condition (subject to normal wear and tear) to the LESSOR in accordance with this Lease Deed In case of failure of the LESSEE to hand over vacant peaceful physical possession of the Demised Premises in original condition (subject to normal wear and tear) upon determination of lease or early termination of this Lease Deed, the continued occupation of the LESSEE in the Demised Premises, shall be treated as unauthorized occupation and for such unauthorized occupation of the Demised Premises, the LESSOR as its sole and exclusive financial remedy may be entitled to seek compensation from Lessee and lessee shall be liable to compensate the Lessor by payment of the amount of rent along with damages which may extend to 50% of agreed rent from the date of such termination of the Agreement till the date of handover of vacant possession of the Schedule Premises to the Lessor.

3.	POSSESSION:

3.1.	The Possession of the Schedule Premises shall be handed over to the Lessee on execution of lease deed for a period of 2 years in terms of this lease.

4.	RENT/Lease Money:

4.1.	In consideration of the grant of the Lease by the Lessor, the Lessee shall pay a monthly Rent/Lease Money in the following manner:

1st Oct 2019 to Oct 2021

Owner	Unit No.	Area	Rent
Mr. Ketan Sharma @ Rs 52 per sq. ft	B-201	2000 sq.ft	1,04,000/-

Which shall be payable on or before 7th of the calendar month in advance. The Monthly Rent shall be payable with effect from the effective date of this Agreement i.e. Oct, 2019. Lessee shall also pay in addition to the rent tax as applicable.

In addition to above, lessee is required to pay maintenance charges per month of the premises as per existing rate of Rs. 12/- per sq. ft. of the super built up area, for the upkeep of common area or any future enhancements.

4.1(a) Maintenance Charges (CAM): On the starting of the Lease Commencement Date, as defined above, the LESSEE shall pay to the nominated Maintenance Agency Common Areas Operation/ Maintenance Charges @ Actual plus 20%, presently estimated to be Rs. 12/- per sq.ft. per month+ applicable taxes for normal office hours. The maintenance charges are charged for normal office hours i.e. from 8.00 a.m. to 8.00 p.m. from Monday to Saturday except Sundays and Public Holidays. The Maintenance Charges shall be applicable for the maintenance purposes / upkeep of the said Complex including but not limited to open areas, parking spaces, public toilets, landscaping and other common areas within the said Complex or anywhere in the commercial complex in which the said Complex is located with effect from the date of the commencement of the Lease.

4.1(b) Extra Hour Usage Charges for Air Conditioning and Power Back Up: In addition to the above charges for extra hour usage charges for Air Conditioning and Power Back up charges @ actual plus 20% presently estimated @ Rs. 0.14/- per sq. ft. per hour + applicable taxes shall be payable by the Lessee to the Maintenance Agency.

4.2.

The LESSEE is liable to pay Lease Rent of (Rs 104000/-) per (Rs 52) per sq.ft. per month to the LESSOR for Plug & Play space from 1st Oct 2019 or date of handover of Plug & Play space to the LESSEE, whichever is later (hereinafter referred to as “ Rent Commencement Date). The Lease Rent and corresponding security deposit will be enhanced by fixed 15% after every 2 years from the Lease commencement Date.

The LESSOR will execute the fit outs as per the approved plan. In case any extra works are suggested by the LESSEE over and above, the same shall be borne by the LESSEE.

4.3.

The LESSEE shall also have the right to use car parking spaces @ Rs 1500/- per car park per month in the basement of the Said Building. Charges for car parking spaces shall be revised by the Maintenance Agency on a time to time basis. Service Tax and any other taxes as applicable shall be paid additionally by the Lessee.

4.4.

In case of delay in payment of Lease Rent and other charges on the Due Date, the LESSEE shall be liable to pay penal interest at the rate of 18% per annum calculated from the Due Date till the date of actual payment by the LESSEE to the LESSOR.

4.5.

GST or other statutory liability or any other Central, State or Local tax, if any, on the Lease Rent, shall be borne by the LESSEE . It is clarified that in the event imposition / levy of GST is withdrawn / set-aside by the Authority / court of competent jurisdiction for the period relating to the present term or renewal thereof, the LESSEE shall be entitled to claim the same from the concerned authority and the LESSOR shall provide assistance to the LESSEE in this regard.

5.	REFUNDABLE SECURITY DEPOSIT:

5.1.

An amount of Rs. 72000/- Advance Maintenance Rupees will be paid at the time of handing over of the possession of the Schedule Premises as a refundable interest free security deposit to the Lessor along with Maintenance refundable interest free security deposit respectively.

5.2.	The Lessor acknowledges receipt of the said refundable interest free deposit and undertakes to refund the same on termination of this Agreement subject to terms and conditions of this agreement.

6.	MUNICIPAL, PROPERTY AND OTHERTAXES:

6.1.	The Lessor undertakes to bear and pay all the past, present and future municipal taxes in respect of the Schedule Premises.

6.2.	Service Tax or other statutory liability or any other Central, State or Local tax, if applicable on the Lease Rent, shall be borne by the LESSE

6.3.

Any new tax that may be levied in future, on the Lease Rent, shall also be exclusively borne by the LESSE All other taxes, levies, charges, rates, cesses, fees, wealth tax and all increases / fresh impositions as applicable on the Demised Premises from the Rent Commencement Date shall be solely borne by the LESSOR.

6.4.

Any charge, penalty, compounding fees etc., if any, imposed in relation to non- compliance(s) by the of any Central/ State/ Local statutes/ notifications/ orders/ directives, permissions, approvals and other conditions shall be solely borne by the LESSOR.

7.	OBLIGATIONS OF THE LESSOR:

7.1.	The Lessor shall, at its cost, provide the Schedule premises with the following utilities and amenities as annexed in schedule A before putting the Lessee into possession of the Schedule Premises:

7.2.	The Lessor shall also issue required NOC to enable the Lessee to obtain the required licenses to carry on its business from the schedule premises, if required.

8.	OBLIGATIONS OF THE LESSEE:

8.1.	The Lessee shall pay the monthly Rent plus applicable taxes-payable by the Lessee to the Lessor from time to time, as provided hereinabove.

8.2.

The Lessee shall pay all the electricity and water charges for the water and power consumed in the Schedule Premises as per the separate meter provided for the Lessee and shall keep the lessor indemnified from all damages, cost, losses on account of non-payment or misuse pertains to clause 8.2.

8.3.	The Lessee shall use the Schedule Premises only for commercial purposes or as defined by the Local Authority/ Authorities.

8.4.	The Lessee shall not use the Schedule Premises for any illegal/objectionable trade or business or any business not mentioned in the recitals of this deed.

8.5.

The Lessee shall comply with all the rules and regulations of the municipal or other statutory authorities and shall always keep the lessor indemnified from all damages, cost, and losses on account of contraventions or non-compliances.

8.6.

The Lessee shall not sublet the Schedule Premises or assign or transfer the rights conferred to any outside agency or part with the possession of the Schedule Premises in favour of any outside agency in any manner without the prior Written consent of the Lessor.

9.	FORCE MAJEURE/VIS MAJEURE:

9.1.

If, at any time during the continuance of this Agreement, the performance in whole or in part hereto, of any obligation under this Agreement shall be prevented or delayed by reason of war, hostility, acts of public enemy, (hereinafter referred to as “VIS MAJEURE”)and also by reason of earthquake, civil commotion, sabotage, fires, floods, explosions, epidemics and any other natural disaster, (hereinafter referred to as “FORCE MAJEURE Events”), neither Party hereto, shall, by the reason of such Force Majeure and Vis Majeure event, be entitled to terminate this Agreement or have any claims for damages against the other Party in respect of such non-performance or delay in performance, except as stated hereunder; and performance of this Agreement shall be resumed as soon as practicable after such Force Majeure Event. In the event of such occurrence, the obligations of the parties during the event of Force Majeure event shall remain suspended except liability to pay agreed lease rent by lessee, provided however that any obligation of either party that may have incurred prior to the occurrence of the Force Majeure event shall be duly fulfilled by the parties. In the event that the Force Majeure event continues for a period of 30 days continuously, the lessee may, at its option terminate the Agreement without any notice. In the event this Agreement is terminated due to continuance of the Force Majeur event, the Lessor shall forthwith repay the security deposit amount received under this Agreement without any interest to the Lessee.

10.	RIGHT OF WAY AND USE:

10.1.

Subject to payment of the monthly Rent payable in terms hereof, the Lessee shall be entitled to use and enjoy the Schedule Premises for the purpose of carrying on its business without any interference or disturbance.

10.2.	The Lessee shall be entitled to use the schedule premises for promotional and branding activities, in such manner as it shall deem fit without disturbing other occupants of the building.

10.3.

In the event of any acquisition or requisition of any portion of the premises by any Statutory Authority for any purpose whatsoever, the Rent in respect of the property shall be proportionately reduced by the amount of the Rent payable in respect of the portion of the premises so acquired by the statutory authority.

11.	INTERIORS:

11.1.

The Lessor herein permit the Lessee to change the interiors of the Schedule Premises, as it may deem fit, without damaging the structure. The Lessee shall also be at liberty to install and erect signboards at prominent places inside and outside the Schedule property as per the requirement of the Lessee’s business of the size agreed with lessor separately.

11.2.

The Lessee shall be at liberty to make alteration to the light points and wiring, to erect partitions, install telephone/telex and such other devices, gadgets and infrastructure equipments as required by business. However, the Lessee shall be at liberty to remove all removable alterations/ additions, equipment, furniture, fixtures and fittings upon termination of this agreement and shall get the scheduled premises restored to its original position at its cost and expenses save normal wear and tear.

12.	MAINTENANCE:

12.1.	The Lessee shall keep the Schedule Premises together with toilets, fittings in good conditions and order and shall not cause or suffer any damage thereto, except normal wear and tear.

12.2.	The Lessee shall carryout the internal repair works of maintenance, paintings, colour washing, electrical and sanitary repairs to the Schedule Premises, at its own cost whenever necessary.

13.	INSPECTION/ENTRY:

13.1.

The Lessor or the authorized agents shall be entitled to enter the Schedule Premises on business days during the Lessee’s working hours to inspect the Schedule Premises to satisfy themselves that the Schedule Premises is being used in accordance with the terms of the Lease agreement or for carrying out works of repairs/maintenance relating to any portion of which the Schedule Premises forms a part.

14.	DELIVER BACK OF POSSESSION

14.1.

The Lessee shall on receipt of the Refundable Security deposit and on the expiry of the Leads Period, deliver back vacant possession of the Schedule Premises to the Lessor, in good condition subject to normal wear and tear.

15.	INSURANCE

The LESSEE shall insure and keep insured fixtures, fittings and furniture and other properties, in the Demised Premises, at its own cost and expense. However, the insurance of the structure/building shall be done by the Maintenance Agency and shall form part of the Maintenance charges.

16.	SIGNAGE:

16.1.

The LESSE shall not display any advertisement on external facade/ glass panes on the Demised Premises including display of advertisement by means of transparent dotted PVC/vinyl sheets, electronic display system. The LESSEE shall also not display any advertisement nor shall install any signage at any place other than permitted by the bye-laws.

16.2.

The LESSOR shall not display any advertisement on external facade/ glass panes on the Demised Premises including display of advertisement by means of transparent dotted PVC/vinyl sheets, electronic display system.

17.	TERMINATION:

17.1.

Upon termination, the Lessee shall vacate the Schedule Premises and pay/clear all sums/dues outstanding—electricity bill, water bill & maintenance charge and furnish its proofs to the Lessor. The Lessor shall hand over the Demand Draft of the refundable interest free security deposit to the Lessee simultaneous with the Lessee handing over the keys of the Schedule Premises to the Lessor along with no dues certificate, from the date of termination.

17.2.

In the event that the Lessor fails and neglects to hand over the payment for the amount of Security Deposit at the time of determination of this Lease by efflux of time, or upon prior termination hereof, the Lessee shall not be liable to hand over vacant possession of the Schedule Premises to the Lessor, without liability for payment of Rent/Lease Money or any other charges from the date the refundable interest free deposit becomes due till the date of realization of the deposit.

17.3.

Further, in the event that the Lessee fails to vacate the schedule premises upon determination of this Agreement or upon prior termination hereof, the Lessee shall be liable to compensate the Lessor by payment of the amount of monthly rent along with damages may be equivalent to 50 % of agreed rent from the date of termination of the Agreement till the date of handover of vacant possession of the Schedule Premises to the Lessor,

17.4.

That in case lessee terminate lease prior to agreed term, the lessee shall be liable to pay the lease rent for the entire unexpired period 24 month except in case of force majeure as stipulated in clause 9 of this lease deed.

18.	ATTORNMENT:

18.1.

Any sale, transfer or disposal of the schedule premises or any part thereof during the term of this Agreement, shall be subject to the provisions of this agreement. In any such event, the Lessor agrees and undertakes that this Lease Agreement shall continue notwithstanding any sale of the Schedule Premises by the Lessor during the term of this Lease Agreement or any renewal thereof of the Lease Agreement.

18.2.	The terms of this Lease Agreement shall not be modified in such an event and the Lessee shall not be asked to vacate the Schedule Premises under any circumstances.

19.	INDEMNITY:

19.1.	The Lessee on duly paying the Rents and observing the terms of this Lease Agreement shall be entitled to the peaceful possession and quiet enjoyment of the premises during the term of the Agreement.

19.2.	The Lessor indemnifies and holds harmless the Lessee from any cost, loss, expense or damage on account of non-payment of applicable taxes, rates, cesses or levies in respect of the Schedule Premises.

20.	DISPUTE RESOLUTION:

20.1.

The place of arbitration shall be Chandigarh and the language of arbitration shall be English. The cost of arbitration shall be borne by the respective parties in equal proportion. The award of sole arbitrator shall be final and binding on both the parties.

20.2.	In case of any dispute arising out of this agreement, the courts of Mohali will have the jurisdiction.

21.	COUNTERPARTS:

21.1.

This Agreement shall be executed in two counterparts and each such counterpart shall be an independent instrument but both of them together constitute the one and same Agreement. Each party shall be entitled to one such counterpart. Any change or amendment made to this Agreement shall be made only in writing and signed by both parties.

22.	REGISTRATION CHARGES:

22.1.

The parties agree that the costs of registration of this Agreement shall be borne by both parties equally. Any change or amendment to be made to this Agreement shall be made only by written instrument in writing and duly registered by both the parties.

IN WITNESS WHEREOF, the parties have hereunto set their respective hands to these presents on the day, month and year first above written

Signed Sealed and Delivered by the

Within named “LESSOR”

Mr. Ketan Sharma /s/ Ketan Sharma

In the presence of...

Signed Sealed and Delivered by the

Within named “LESSEE”

M/S iNVERTEDi IT Consultancy Private Limited

/s/ Suresh Kumar Sharma

Authorized Signatory

In the presence of ...

/s/ Manvender Singh

Notary